Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of October 20, 2025 by and between VERTEX, INC., a Delaware corporation (“Company”), with offices at 2301 Renaissance Boulevard, King of Prussia, PA 19406, and Christopher D. Young (“Executive”).

Recital

WHEREAS, Executive and the Company desire to enter into this Agreement to set out the terms and conditions for the employment relationship of Executive with the Company commencing as of November 10, 2025 (the “Commencement Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.                   Employment and Duties.

(a)                 Upon the Commencement Date, the Company shall employ Executive in the position of President and Chief Executive Officer of the Company reporting to the Board of Directors of the Company (“Board”). Executive shall perform duties incident to this position, as well as any other duties that may be assigned to Executive from time to time by the Board that are not inconsistent with service as an officer of the Company, including duties for any Company subsidiary or affiliate. Executive shall abide by the Company’s Code of Ethics and Business Conduct (“Code of Conduct”), policies, practices, procedures, and rules.

(b)                 Upon the Commencement Date or soon after, Executive shall also serve as a member of the Board, subject to any required approvals, and provided Executive’s employment has not been earlier terminated in accordance with the provisions of this Agreement.

2.                   Term; Termination.

(a)                 The term of this Agreement will begin as of the Commencement Date and continue for three (3) years following the Commencement Date unless further extended as provided herein or sooner terminated as provided in Section 2(b) below (the “Employment Period”). The Employment Period shall be automatically extended for additional two (2) year periods unless either party has provided the other party with written notice of non-extension not less than sixty (60) days prior to the then current end of the Employment Period. If such notice of non-extension is timely given, the Employment Period shall not be further extended and Executive’s employment shall terminate, unless sooner terminated as provided in Section 2(b) below, at the end of business on the day that is the end of the Employment Period. Any relocation of Executive shall be mutually agreed to with the Company.

(b)                 During the Employment Period, Executive’s employment may be terminated hereunder as follows:

(i)                 Executive’s employment shall terminate automatically upon Executive’s death and may be terminated at any time, in the Company’s sole discretion, upon Executive’s “Disability.” For purposes of this Agreement, “Disability” shall mean that because of illness or injury Executive is unable to perform all of the essential functions of Executive’s position on a full-time basis with or without reasonable accommodation for a period of 120 consecutive days or in excess of 180 days in any one-year period.

(ii)                 The Company may terminate Executive’s employment for “Cause,” without advance notice and with no other continuing obligations of the Company to Executive, other than as set forth in Section 2(b)(v). For purposes of this Agreement, “Cause” shall mean (A) the commitment by Executive of a breach of a material term of this Agreement (including but not limited to Sections 6, 7, or 8 hereof); (B) Executive’s repeated failure to perform Executive’s material duties or obligations to the Company or any corporation or other legal entity of which the Company has at least 51% equity ownership (a “Subsidiary”); (C) Executive’s willful misconduct that is materially injurious to the Company or any Subsidiary; (D) act of dishonesty (other than immaterial or inadvertent misstatements or omissions), unethical, fraudulent or similar misconduct on the part of Executive in connection with Executive’s employment by, or performance of services for, the Company or any Subsidiary; (E) Executive’s use of non-prescription controlled substances, misuse of prescription drugs, or habitual intoxication due to alcohol or any non-prescription drugs or other substances during work hours; (F) Executive’s indictment for any felony, if in the Board’s reasonable determination such indictment has caused or is reasonably likely to cause material adverse consequences to the Company, its businesses or prospects, or Executive’s conviction (which includes a guilty plea or plea of nolo contendere) of a felony or any other crime involving fraud, dishonesty or moral turpitude; (G) Executive’s violation of any discrimination or sexual harassment policy of the Company or of any Subsidiary for which Executive performs services; or (H) Executive’s refusal to follow any directions of the Board that are reasonable, lawful and consistent with the Company’s Code of Conduct, policies, practices, procedures, and rules and consistent with the scope of Executive’s duties and responsibilities hereunder. Notwithstanding the foregoing, the parties agree that “Cause” not include any act of Executive covered by (A), (B), (G) or (H) of the foregoing sentence, that in the sole discretion of the Board, is capable of cure and is cured by Executive within (30) days after written notice by the Board thereof has been provided to Executive.

(iii)               The Company may terminate Executive’s employment without Cause upon thirty (30) days’ written notice to Executive (or, at the Company's option, the Company may provide Executive a maximum of thirty (30) days’ pay in lieu of such notice). In the event of (x) any termination by the Company without Cause pursuant to this subparagraph 2(b)(iii), (y) any termination by Executive for Good Reason (as defined below) pursuant to subparagraph 2(b)(iv), or (z) any termination due to the expiration and non-renewal of the Employment Period by the Company, provided, in any case, Executive first signs a general separation agreement and release of claims against the Company, its Subsidiaries and affiliates, in form to be provided by the Company that is substantially similar to the sample form attached hereto as Appendix A (“Release”), and further provided that Executive remains in compliance with his continuing obligations under paragraphs 6 and 7 of this Agreement (provided Executive will not be considered non-compliant unless Executive has received written notice of such non-compliance and at least thirty (30) days to cure, if curable), Executive will be entitled to the following: (a) payment of Executive’s Base Salary under Section 3(a) at the rate in effect on the date of termination of employment for a period of twenty-four (24) months (the “Severance Period”); (b) if Executive timely elects continuation coverage under COBRA, payment of insurance premiums in order to continue Executive’s then-existing health insurance coverage for a period of eighteen (18) months, or, at the Company’s option, payment to Executive as additional severance pay in an amount equal to the premium payments for such continuation coverage; (c) payment to Executive as additional severance pay an amount equal to six (6) months of health insurance coverage premium payments (such monthly premium calculated in the same manner as calculated in clause 2(iii)(b)), which additional severance pay shall be paid ratably during the last six (6) months of the Severance Period; and (d) if such termination occurs at any time other than during the Change in Control Period (“Change in Control” as defined in the Vertex Inc. 2020 Incentive Award Plan, “Change in Control Period” as defined below), the vesting of the Restricted Stock Units (as defined below) and Executive’s other outstanding stock awards will be determined as if Executive had remained employed for an additional eighteen (18) months beyond Executive’s date of termination. The health insurance continuation (or equivalent payment as additional severance) under clauses 2(b)(iii)(b) and (c) shall be at the Company’s expense, but shall in all events terminate on the date Executive becomes eligible for health insurance coverage under the medical plan of a new employer.

In addition, if Executive resigns for Good Reason pursuant to subparagraph 2(b)(iv), is terminated without Cause pursuant to subparagraph 2(b)(ii) or is terminated due to the expiration and non-renewal of the Employment Period by the Company, in any case during the period commencing three (3) months prior to a Change in Control and ending eighteen (18) months following the consummation of a Change in Control (the “Change in Control Period”), or in the event that Executive dies or becomes Disabled following a Change in Control, then, subject to the conditions set forth in Section 2(b)(iii) (including the Release requirement), any time-based stock award (including but not limited to the Restricted Stock Units) that is held by Executive will accelerate and become vested in full as of immediately prior to the effective date of such termination or resignation, or, if later, immediately prior to the Change in Control.

(iv)               Executive may terminate Executive's employment for any reason or no reason upon at least forty-five (45) days’ written notice to the Company; provided, however, that following such notice of termination, the Company may, at its option, select a shorter notice period and earlier termination date than Executive provided, without incurring liability hereunder or changing the nature of Executive’s termination. Executive may also terminate his employment for “Good Reason” as specified below. For purposes of this Agreement, “Good Reason” shall mean any action taken by the Company that causes (i) a material breach of this Agreement, (ii) the material diminution of Executive’s title, responsibilities, authority, or duties, (iii) a material decrease in Executive’s total target cash compensation of more than fifteen percent (15%) as an employee of the Company, except to the extent that the Company implements an equal percentage reduction applicable to all executive officers and senior management personnel; (iv) a Company change in the principal employment location not otherwise agreed to by Executive at which Executive must perform services which results in an increase in his one-way commute by more than twenty five (25) miles; or (v) a successor of the Company in a Change in Control or other such corporate transaction does not assume this Agreement. Before resigning for Good Reason, Executive shall provide written notice to the Company of the ground giving rise to Good Reason. The notice shall be provided within ninety (90) days of the occurrence of the event giving rise to Good Reason. The Company shall then have thirty (30) days within which to cure such event. If the Company fails to cure, Executive shall have the right to resign for Good Reason, provided the resignation occurs no later than one hundred and twenty (120) days from the date of the occurrence of the event giving rise to Good Reason.

(v)                Except as provided in subparagraph 2(b)(iii)in the event of termination of employment for any reason , Executive (or Executive’s estate, as applicable) shall be entitled to no payments or benefits following the date of termination other than payment of (i) accrued but unpaid Base Salary and annual bonus earned per Company policy (i.e., for a performance period that ended prior to the date of termination) through the termination date; (ii) expenses reimbursable under Section 5 incurred but not yet reimbursed to Executive prior to the termination date; and (iii) any vested benefits or amounts through the date of termination due and owing to Executive under the terms of any plan, program, or arrangement of the Company, less any undisputed amounts then owed by Executive to the Company. For the avoidance of doubt, if Executive’s employment shall terminate as a result of Executive’s death or Disability pursuant to Section 2(b)(i), pursuant to Section 2(b)(ii) for Cause, or pursuant to Section 2(b)(iv) for Executive’s resignation from the Company without Good Reason or for no reason, including due to the expiration and non-renewal of the Employment Period by Executive, then Executive shall not be entitled to any payments or benefits, except for those payments and benefits provided in clauses (i), (ii) and (iii) of this Section 2(b)(v).

(c)                 Amounts payable under this Agreement that are subject to Executive’s execution of the Release shall commence on the sixtieth day after Executive’s separation from service. Executive shall not be entitled to any such payments unless Executive executes the Release within forty-five days of the later of the date Executive receives the Release or Executive’s separation from service, and does not revoke the Release; provided, however, that in no event shall the Company provide such Release to Executive later than five (5) business days after Executive’s separation from service. Any amounts payable under this Agreement as an uninterrupted continuation of Executive’s base salary or health insurance coverage that are delayed pending Executive’s execution of a Release shall be paid in an aggregate lump sum upon such sixtieth day; provided, however, that Executive shall be responsible for paying any premiums that are due and necessary for the continuation of Executive’s health insurance coverage prior to such sixtieth day, subject to reimbursement of such amounts to Executive by the Company upon the lapse of such sixty-day period. In the event Executive commits a material breach of Section 6 or Section 7 that (to the extent curable) is not cured by Executive within thirty (30) days after notice by the Board thereof to Executive, then, without limiting the availability to the Company of any other relief or remedy, Executive shall no longer be entitled to any severance compensation or benefits provided for above in subparagraph 2(b)(iii) that have not yet been paid.

(d)                 Prior to and following any termination of employment, (i) Executive shall not disparage the professional or personal reputation of the Company, its Subsidiaries and affiliates or any of their officers, shareholders, directors, management, or employees or any products or services of the Company, its Subsidiaries and affiliates (other than good faith statements made in the performance of his duties during his employment); and (ii) the Board shall not disparage the professional or personal reputation of Executive (other than good faith statements made during his employment). Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement.

(e)                 In event of termination of Executive’s employment for any reason (including due to expiration and non-renewal of the Employment Period), Executive shall be deemed to have resigned from each position he holds as an officer or director of the Company and any Subsidiary or affiliate of the Company effective as of no later than the termination date.

3.                   Compensation.

(a)                 Salary. Beginning on the Commencement Date, Executive’s annual base salary (“Base Salary”) shall be seven hundred thousand dollars ($700,000 USD), payable in accordance with the Company’s generally applicable payroll practices, pro-rated for partial periods of employment with the Company and subject to any payroll or other deductions required by law, government or court order, or by agreement with, or consent of, Executive. The Base Salary may be increased from time to time in the discretion of the Board.

(b)                 Restrictive Stock Units. On the first trading day of the month following the Commencement Date, subject to the provisions of the Vertex Inc. 2020 Incentive Award Plan (the “Plan”) and approval by the Board, the Company will grant Executive the equivalent value of $25,000,000 USD in restricted stock units as determined on the date of grant rounding down to the nearest whole share (the “Restricted Stock Units”) encompassing both a sign-on grant and an annual award for 2026. The Restricted Stock Units will vest over four years from the Commencement Date with 25% of the Restricted Stock Units vesting on each anniversary of the Commencement Date, subject to Executive’s continued employment with the Company through the applicable vesting date. The Restricted Stock Units will be subject to the terms of the Plan and the Company’s standard Restricted Stock Unit agreement. The Restricted Stock Units and all other outstanding stock awards then held by Executive (if not previously terminated) shall vest in full immediately prior to a Change in Control (or other event such as a “Corporate Transaction”) pursuant to which the Company has reserved the right to terminate such awards) if the acquiror or the surviving entity does not continue, assume, or substitute such awards with awards having substantially equivalent economic value and other substantially equivalent terms and conditions.

(c)                 Signing Bonus. Executive will receive a signing bonus in the amount of five hundred thousand dollars ($500,000 USD) (the “Signing Bonus”) on or within fifteen (15) days after the Commencement Date, subject to any tax withholding obligations. If, prior to the twenty-four (24) month anniversary of the Commencement Date, Executive terminates his employment with the Company for any reason other than for Good Reason, or if Executive is terminated by the Company for Cause pursuant to paragraph 2(b)(ii) of this Agreement, Executive shall repay to the Company the Signing Bonus within fifteen (15) days following such termination.

(d)                 Performance Assessments. Executive shall be provided an assessment of his performance from time to time. The parties intend for such assessments to be provided to Executive by the Board at least once a year beginning in calendar year 2026, and upon the reasonable request of Executive. The provision of such assessments shall not obligate the Board to increase any compensation or benefits to Executive under this Agreement.

(e)                 Incentive Compensation. During the Employment Period, Executive shall continue to be eligible to participate in the incentive compensation plans the Company may implement from time to time. The target bonus amounts and performance targets for Executive shall be established at the same time such amounts and targets are established for other executive officers of the Company, shall be as determined by the Board after conferring with Executive, and shall be payable only upon the Company’s achievement of established targets as determined by the Board. Notwithstanding the foregoing, the Company and Executive agree that Executive’s target annual bonus will equal one hundred percent (100%) of Executive’s Base Salary beginning with the Company’s 2026 fiscal year. Executive shall not receive an annual bonus for performance in the Company’s 2025 fiscal year.

(f)                 Future Equity. Executive shall be considered for future equity incentive award grants under the equity incentive plan of the Company then in effect based on individual and Company performance (and established in conjunction with the Company’s regular equity review cycle). For the avoidance of doubt, however, Executive acknowledges that all determinations about equity incentive award grants shall be in the Board’s sole discretion. Executive agrees that the Board does not intend to award the Executive incentive award grants in 2026 except to the extent the Board shall do in its sole discretion.

4.                   Vacation and Executive Benefits.

(a)                 During the Employment Period, Executive shall be entitled to unlimited paid time off (“PTO”); provided, that Executive will use his reasonable discretion, taking into account the Company’s needs, when determining the time to take vacation. In no event shall Executive receive pay in lieu of taking PTO or receive payout for any untaken PTO on termination of employment.

(b)                 During the Employment Period, Executive shall be entitled to participate in the same manner and under the same terms and conditions as similarly-situated executives of the Company, in the Company’s medical insurance, retirement plans, and other fringe benefit programs, including, for the avoidance of doubt, any group life and/or long-term disability insurance plans or programs adopted by the Company after the Commencement Date, with Executive's rights and responsibilities under these programs governed by the terms of those plans and programs as they may be in effect and modified from time-to-time.

5.                   Expenses.

(a)                 The Company shall reimburse Executive for all reasonable and substantiated ordinary and necessary business expenses incurred in performing Executive’s duties under this Agreement, provided that Executive shall comply with all Company requirements relating to the submission and documentation of such expenses.

(b)                 The Company will reimburse Executive for all reasonable and substantiated attorney’s fees associated with the negotiation of this Agreement and related documents not to exceed twenty-five thousand dollars ($25,000), which reimbursement request shall be promptly submitted to the Company after the Commencement Date and the Company will pay such reimbursement as soon as administratively practicable thereafter.

6.                   Loyalty, Best Efforts, Non-Competition, Non-Solicitation.

(a)                 Executive will, while employed by the Company, devote substantially all of Executive’s full time and best efforts and, during work hours, all of Executive’s attention, to the business of the Company, its Subsidiaries and affiliates and to the performance of Executive’s duties, other than as set forth herein. Further, Executive will not, without the advance, written permission of the Board, engage in any activity that would in any way or to any extent, materially interfere with the performance of Executive’s duties, including, without limitation, engaging to any extent in any other employment, board service, consulting, or occupation, whether or not for compensation, or undertaking any financial or other investment that would create a conflict of interest with the Company. For the avoidance of doubt, with the prior written consent of the Board (which consent shall not unreasonably be withheld, delayed or conditioned), Executive may engage in civic and not-for-profit activities and serve on the boards of directors of other non-competitive entities; provided, in each case that such activities do not materially interfere with the performance of Executive’s duties to the Company.

(b)                 Executive hereby agrees that during Executive’s employment with the Company and for the period of twenty-four (24) months after such termination of employment for any reason (including due to the expiration and non-renewal of this Agreement by any party) (the “Restricted Period”), Executive will not, without the advance, written permission of the Board, engage in Competition (as defined below) with the Company. Executive shall be deemed to be engaging in “Competition” if Executive (A) engages anywhere within the United States of America or any other place where the Company, its Subsidiaries or affiliates are engaged during Executive’s employment or actively preparing to be engaged in business (the “Restricted Territory”), in any business in which the Company, any of its Subsidiaries or affiliates is engaged or has invested material funds in development at the time of such termination of employment, including in the area of tax and regulatory compliance software solutions (the “Restricted Business”), and/or (B) owns, in whole or in part, is employed by, provides financing to, consults with or otherwise renders services to any person or entity who is engaged in any business (or proposes to engage in any business) in which the Company, any of its Subsidiaries or affiliates is engaged or has invested material funds in development at the time of such termination of employment in the area of the Restricted Business anywhere within the Restricted Territory (for avoidance of doubt, such persons or entities include, but are not limited to, any of the following entities or their successors: Thomson Reuters, CCH/Wolters Kluwer, Avalara, Sovos, Edicom, Baseware, Longview Solutions, MLM CorpTax, Taxware). Notwithstanding anything herein to the contrary, Executive may (i) make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent (2%) of any class of the equity of such enterprise; (ii) own a passive equity interest in a private debt or equity investment fund in which Executive does not have the ability to control or exercise any managerial influence over such fund; (iii) participate in any activity consented to in advance in writing by the Company; (iv) perform speaking engagements and receiving honoraria in connection with such engagements; or (v) provide services to any government agency, college, university, or other non-profit research organization.

(c)                 During the Restricted Period, Executive will not, directly or indirectly, (i) hire or assist any other person or entity to hire any current or former employee of the Company, its Subsidiaries or its affiliates, or (ii) recruit, solicit or induce, or knowingly assist any other person or entity to recruit, solicit or induce, any current or former employee to leave the employment of the Company, its Subsidiaries or its affiliates. For purposes of this subparagraph (c), “former employee” shall mean an individual who was employed by the Company, any of its Subsidiaries or any of its affiliates at any time within the twelve months prior to this prohibited activity.

(d)                 During the Restricted Period, Executive will not, directly or indirectly, solicit, induce, or attempt to induce any customer, client, or prospect of the Company, its Subsidiaries or its affiliates, to stop doing business in whole or in part with or through the Company, its Subsidiaries or affiliates, or to do business with any person or entity that competes with the Company in the area of the Restricted Business. For the purposes of this subparagraph (d), “prospect” means any person or entity which the Company, its Subsidiaries or its affiliates had solicited for business within one year prior to the termination of Executive’s employment.

(e)                 During the Restricted Period, Executive will promptly disclose to the Company any and all direct contacts, solicitations, inquiries or other actual or potential business opportunities of which Executive may become aware and which relate to the business of the Company or any of its Subsidiaries or affiliates; provided, however, that the disclosure obligation under this paragraph shall apply only to such contacts, solicitations, inquiries, and opportunities of which Executive became aware during his employment with the Company.

(f)                  Executive acknowledges and agrees that the restrictions imposed by this Paragraph 6 are a condition of Executive’s employment with the Company; are fair and reasonably required for the protection of the Company; and will not preclude Executive from becoming gainfully employed following the termination of employment with the Company, regardless of reason. Executive further acknowledges and agrees that Executive provides and/or will provide unique services to the Company and that this Agreement has unique, substantial, and immeasurable value to the Company. In the event of any breach of subparagraphs (b) through (e) above, the time periods set forth in those paragraphs shall be extended by the length of time Executive is in breach. In the event that the provisions of this Paragraph 6 should ever be deemed to exceed the limitations permitted by applicable laws, Executive and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

7.                   Confidentiality and Ownership of Documents, Methods and Information.

(a)                 Executive agrees that, both during employment with the Company and thereafter, Executive will treat the business affairs of the Company, its Subsidiaries and its affiliates as confidential and will not discuss or disclose any Confidential Information (as hereafter defined) of the Company, its Subsidiaries or its affiliates with or to any third party, except (i) as required in connection with the performance of duties on behalf of the Company or (ii) as authorized in advance by the Board, and in each such case only after ensuring that the recipient has agreed in writing to appropriate confidentiality obligations, unless Executive has been otherwise instructed by the Board or advised by the Company’s General Counsel. Further, Executive shall take reasonable steps and security precautions to prevent the unauthorized disclosure of Confidential Information and all components thereof, and to maintain the confidentiality of the Company’s intellectual property. Notwithstanding the foregoing, Executive may disclose Confidential Information to the extent required by law or regulation; provided that Executive promptly notifies the Company of the disclosure request and, at the Company’s request, provides reasonable assistance in any effort to prevent or limit such disclosure.

(b)                 Executive agrees that all Confidential Information, Documents (as defined below), materials, business methods and other information created by, disclosed to or otherwise acquired by Executive in the course of employment with the Company (collectively, “Works”) are and remain the exclusive property of the Company and are “works made for hire” for the Company under the copyright laws; that Executive will not retain, copy or otherwise appropriate any Work for Executive’s own use or purposes or the use or purposes of any third party and that, upon the termination of employment, Executive will return all Works, including all copies or multiple versions thereof, to the Company and, in the case of Confidential Information, will destroy all electronic versions Executive may have on any device in his possession or under his control and in any format or media, and all excerpts and references that may be in any items Executive may have created, and, to the extent that Executive is not able to destroy all such copies, excerpts and references shall continue to hold them as the confidential and proprietary property of the Company and not disclose them or use them for any purpose. Further, in return for good and valuable consideration including Executive’s employment relationship with the Company, Executive hereby assigns to the Company Executive’s entire right, title and interest in and to all Works. Executive also agrees, at the Company’s request and expense, to execute specific assignments to the Works, and execute, acknowledge and deliver such other documents and take such further action as the Company may require, at any time during or subsequent to the period of Executive’s employment with the Company, to vest title in such Works in the Company and to obtain and defend copyright registrations in any and all countries. In addition, all inventions conceived and/or reduced to practice during Executive’s employment with the Company and which relate to the business of the Company are hereby assigned to the Company, in return for good and valuable consideration including Executive’s employment relationship with the Company. Executive agrees, at the Company’s request and expense, to execute specific assignments to any inventions and to execute, acknowledge and deliver such other documents and take such further action as the Company may require, at any time during or subsequent to the period of Executive’s employment with the Company, to vest title in all such inventions in the Company in any and all countries; to obtain patents covering such inventions in any and all countries; and to vest title in such patents in the Company. Executive also agrees that an invention disclosed by Executive to a third person or described in a patent application filed by or on Executive’s behalf within twelve months following termination of Executive’s employment with the Company for any reason shall be presumed to have been conceived or made by Executive during the period of employment, unless proved to have been conceived or made by Executive following the termination of Executive’s employment with the Company. Executive hereby assigns Executive’s entire right, title and interest in and to such inventions to the Company and agrees to execute and deliver any documents or take any such actions as requested by the Company to vest title in such inventions exclusively in the Company.

(c)                 Executive is hereby notified that the requirements of paragraph (b) above do not apply to an invention for which no equipment, supplies, facility or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates to (A) the business of the Company, its Subsidiaries or its affiliates, or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

(d)                 For purposes of this Agreement the term “Document” shall include correspondence, email, other written communications, data processing and storage units, computer software, tapes, contracts, agreements, notes, memoranda, telephone messages, analyses, projections, indices, work papers, studies, surveys, diaries, calendars, films, photographs, minutes of meetings, management or sales proposals, operations manuals or any other writing, including copies of any of the foregoing, in any format or media, past, current or future, including, without limitation, written, printed, typed, recorded or graphic matter or electronic media, however produced or reproduced. For the purposes of this Agreement the term “Confidential Information” means information (i) developed by, disclosed to or known by Executive as a consequence of Executive’s employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the business of the Company, its Subsidiaries and its affiliates. Confidential Information includes but is not limited to the trade secrets, equipment, equipment configuration, research, development efforts, methodologies, testing, engineering, manufacturing, marketing, sales, finances, operations, processes, formulas, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, and customer information, including customer needs, contacts, particular projects, lists, and pricing of the Company, its Subsidiaries and its affiliates. Confidential Information shall not include any information which has been published in a form generally available to the public prior to the date upon which Executive either wrongfully discloses or proposes to disclose such information.

(e)                 Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to or will be used by the Company in any way to prohibit Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (A) Executive shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.                   Conflict of Interest; Avoiding the Appearance of Impropriety. Executive agrees that Executive’s duty of loyalty to the Company requires both complete fidelity to the interests of the Company in fact and the avoidance of any appearance of impropriety, favoritism, personal benefit or aggrandizement or confusion between Executive’s personal and business activities. Executive further agrees that Executive’s conduct must be consistent with the Company’s Code of Conduct. To that end, while an executive officer of the Company, Executive shall not, without the advance, written approval of the Board:

(a)                 accept gifts, gratuities or favors of more than nominal value from any person or organization doing business or seeking to do business with the Company, its Subsidiaries or its affiliates, or from any employee of the Company with whom Executive has a direct or indirect reporting relationship;

(b)                 offer or provide any gift, gratuity or favor of more than nominal value to any person or organization with whom or which the Company, any of its Subsidiaries or any of its affiliates is doing business or seeking to do business or take any other action in respect of such person or organization, specifically including but not limited to, any public entity, officer thereof or federal, state or local government employee or officeholder, suggestive of any intent or effort to influence such individual or organization in the performance of their or its duties; or

(c)                 make use of Executive’s job title or affiliation with the Company in connection with participation in outside organizations (with the exception of professional and industry organizations relating to Executive’s job duties) or support of political, legal or other causes or organizations.

9.                   Injunctive Relief. Subject to the provisions of Paragraph 10, the Company will, in addition to other remedies provided by law, have the right to injunctive relief in court to the extent such relief may be available at law or in equity. Executive acknowledges that any breach or threatened breach of the provisions of this Agreement, including but not limited to the provisions of Paragraphs 6 and 7, may cause irreparable damage to the Company for which monetary damages will not provide an adequate remedy. Nothing contained herein will be construed as prohibiting the parties from pursuing any other remedies available to them for such breach or threatened breach, including any recovery of damages.

10.                 Dispute Resolution. With the specific exception only of the Company’s right at any time to seek equitable relief to enforce the provisions of Paragraphs 6 and 7 of this Agreement in the courts, in the event of any dispute between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or Executive’s employment with the Company, Executive and the Company hereby agree that, after making a good-faith effort to resolve any dispute, such dispute shall be resolved by final and binding arbitration in Chester County, Pennsylvania, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, subject to the provisions of subparagraph 17(b). Any arbitration shall be held before a single arbitrator who shall be selected by mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and the parties hereby agree to the emergency procedures of the AAA. Issues of arbitrability are to be decided by the arbitrator. A demand for arbitration under this paragraph must be made in writing to the other party within the time limit set by law for bringing that claim in court, or that claim shall be forever barred. The Company shall pay the costs and expenses of such arbitration, and each party will be responsible for its own legal fees. The prevailing party may be entitled to an award, unless the arbitrator determines that to do so would be inconsistent with applicable law.

11.                 Indemnification. The parties acknowledge and agree that, no later than the Commencement Date, they will enter into an Indemnification and Advancement Agreement in substantially the form entered into by the Company with other members of the Board.

12.                 Notice. Any notice, demand, or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be personally delivered to the other party in person or at their place of business or to Executive at Executive’s residence, delivered by a nationally recognized overnight delivery service, or sent by certified mail, email or other electronic means, return receipt requested, postage prepaid (as applicable), addressed to the respective addresses last given by each party to the other, and such notice shall be deemed to have been given upon personal delivery, if personally delivered, as of the close of the third business day following the date of mailing if mailed (except that notice of change of address shall be effective only upon receipt), or on the next business day in the case of overnight delivery service, email or other electronic means. Any notice to the Company shall be addressed to the attention of the General Counsel.

13.                 Entire Agreement; Modification. This Agreement represents the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings, oral or written, between them, with respect to its subject matter. This Agreement may not be modified or amended except by a writing signed by both parties, which writing explicitly states the intent of the parties hereto to supplement the terms herein; provided, however, that this paragraph shall not limit the right of the Company to promulgate nor excuse Executive from compliance with, such workplace rules, policies and procedures as it may, from time-to-time, deem appropriate or to alter, amend, modify or terminate any employee benefit plan (whether or not referenced in this Agreement) in accordance with the terms of such plan.

14.                 Successors and Assigns. This Agreement shall inure to the benefit of the Company’s successors and permitted assigns. Executive’s rights and obligations under this Agreement are personal and not assignable or delegable by Executive in any manner or to any extent. Executive agrees that the Company can assign this Agreement to an entity that is a successor to the Company by statutory merger or otherwise, or that has purchased substantially all of the assets of the Company, without the consent or approval of Executive. As used in this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

15.                 Termination and Survivability. This Agreement shall terminate upon the termination of Executive’s employment with the Company; provided, however, that the provisions of Paragraphs 2 and 6 through 21 shall survive the termination and any expiration of the Agreement.

16.                 Waiver. The waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

17.                 Governing Law; Choice of Forum.

(a)                 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

(b)                 Without limiting in any way the Company’s right to enforce the provisions of Paragraphs 6, 7 & 8 of this Agreement, any action to enforce the decision or award of the arbitrator under Paragraph 10 hereof may be brought and maintained only in the Court of Common Pleas of Chester County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania (to the extent that the latter court may have jurisdiction over the subject matter.

18.                 Headings. The headings used herein are for convenience of reference only and shall not affect the interpretation of any term or provision hereof.

19.                 Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.

20.                Withholding. All Base Salary, incentive compensation, expense reimbursements, severance pay, and other payments made by the Company to Executive under this Agreement shall be subject to customary withholding for applicable federal, state and local taxes, FICA and other amounts required by applicable law.

21.                 Internal Revenue Code Section 409A.

(a)                 This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the corresponding regulations, and the payments and benefits provided hereunder are intended to qualify for any applicable exemptions from the definition of deferred compensation under Code Section 409A. To the maximum extent permitted, the parties agree that (i) this Agreement shall be interpreted as being in compliance with Code Section 409A, and (ii) the payments and benefits will be reported to the Internal Revenue Service as being in compliance with Code Section 409A. For purposes of Code Section 409A, each payment made under this Agreement shall be treated as a separate payment. Severance benefits under this Agreement are intended to be exempt from Code Section 409A under the “short term deferral” exemption, to the extent applicable. A portion, the amount of which to be determined in accordance with Treas. Reg. § 1.409A-1(b)(9)(iii), of any additional monthly severance compensation under this Agreement shall be considered payments under a “separation pay plan” under Code Section 409A. In no event may Executive designate, directly or indirectly, the calendar year of payment.

(b)                 Notwithstanding anything in this Agreement to the contrary, to the extent required by Code Section 409A if Executive is considered a “specified employee” for purposes of Code Section 409A, and if the payment of any amounts under this Agreement is required to be delayed for a period of six months after “separation from service” pursuant to Code Section 409A, payment of such amounts shall be delayed as required by Code Section 409A and the accumulated amounts shall be paid in a single lump sum within five days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, amounts withheld on account of Code Section 409A shall be paid to the personal representative of Executive’s estate within sixty days after the date of Executive’s death.

(c)                 For purposes of this Agreement, “separation from service” shall mean Executive’s separation from service with the Company and its affiliates within the meaning of Treas. Reg. Section 1.409A-1(h).

(d)                 In the case of any in-kind benefits or any expenses eligible for reimbursement provided hereunder that are subject to Code Section 409A, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as provided in Treas. Reg. § 1.409A-3(i)(1)(iv)(B), and (ii) the reimbursement of an eligible expense shall be made as soon as possible after Executive requests such reimbursement, but not later than December 31 following the calendar year in which the expense was incurred.

(e)                 Executive’s right to receive any installment payments of deferred compensation shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. Except as otherwise permitted under Code Section 409A, no payment to you shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Code Section 409A.

22.                 Counterparts. This Agreement may be executed in counterparts with the same effect as if the parties executing the counterparts all had executed one counterpart as of the date hereof. All such counterparts taken together shall be deemed the original Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

EXECUTIVE:	VERTEX, INC.

/s/ Christopher Young	By:	/s/ Bryan Rowland
Christopher Young		Bryan Rowland. Senior Vice President and General Counsel

October 20, 2025		October 20, 2025
Date		Date

APPENDIX A

EXECUTIVE EMPLOYMENT AGREEMENT

SEPARATION AGREEMENT AND RELEASE

This confidential Separation Agreement and Release (“Agreement”) is entered into by and between Vertex, Inc., a Delaware corporation (the “Company”) and _____________ (hereinafter referred to as “you,” or “your”) to resolve any and all disputes concerning your employment with the Company and your separation from employment on ______________. The actual date of separation is referred to herein as the “Separation Date.”

WHEREAS, you are employed by the Company as ___________________, pursuant to an Employment Agreement dated _______________ (“Employment Agreement”);

WHEREAS, the Company has decided to terminate your employment without Cause or you have decided to resign for Good Reason under the Employment Agreement or the Company has declined to renew your employment upon the expiration of the Employment Period, entitling you to certain payments and benefits pursuant to paragraph 2(b)(iii) thereunder (“Severance Benefits”), provided you first sign (and do not revoke) this Agreement and are otherwise in compliance with the Employment Agreement (provided you will not be considered non-compliant unless you have received written notice of such and, to the extent curable, at least thirty (30) days to cure);

NOW THEREFORE, in consideration of the mutual covenants, agreements, and promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1)                  Consideration. On the eighth day after you execute this Agreement (“Effective Date”), provided that you do not revoke this Agreement under paragraph 6(e), the Company agrees to begin to provide you the Severance Benefits as set forth in the Employment Agreement.

2)                  Termination of Employment. You understand and agree that your employment with the Company and any affiliates, including any positions on any Company boards and committees, will terminate effective the Separation Date, and such termination shall be deemed a resignation effective the Separation Date from each position you hold as an officer or director of the Company and any subsidiary or affiliate of the Company.

3)                  No Additional Payments. You acknowledge and agree that you will receive no additional payments or benefits other than as set forth herein or as required by law.

4)                  Release. In exchange for the promises herein which you acknowledge as good and valuable consideration, and except as provided in paragraph 5, you release and discharge the Company and its past, present and future parents, divisions, subsidiaries, and affiliates, predecessors, successors and assigns, and their past, present, and future officers, directors, members, partners, attorneys, employees, independent contractors, agents, clients, and representatives (“Released Parties”) from any and all actions, causes of action, debts, dues, claims and demands of every name and nature, without limitation, at law, in equity, or administrative, against the Released Parties which you may have had, now have, or may have, by reason of any matter or thing arising up to the date you execute this Agreement, including the ending of your employment. Those claims and causes of action from which you release the Released Parties include, but are not limited to, any known or unknown claim or action sounding in tort, contract, or discrimination of any kind, any claim arising under the Employment Agreement, and/or any cause of action arising under federal, state or local constitution, statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), as amended, the Americans With Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Sarbanes Oxley Act of 2002, as amended, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, as amended, the Pennsylvania Wage Payment and Collection Law, as amended, the Pennsylvania Minimum Wage Act, as amended, and any other employee-protective law of any jurisdiction that may apply, and/or any claim for attorneys’ fees or costs, whether presently accrued, accruing to, or to accrue to you on account of, arising out of, or in any way connected with any acts or activities by you or the Released Parties arising up to the date you execute this Agreement. You expressly acknowledge that no claim or cause of action against the Released Parties from the beginning of time to the date you execute this Agreement (other than as provided in paragraph 5) shall be deemed to be outside the scope of this Agreement whether mentioned herein or not. You agree that this release should be interpreted as broadly as possible to achieve your intention to waive, to the maximum extent permitted by law, any and all claims against the Released Parties. Excluded from the release set forth in this paragraph is any claim which cannot be waived as a matter of law and your right to indemnification and/or mandatory advancement of expenses by the Company or any of its affiliates pursuant to contract or applicable law under the Company’s bylaws or the bylaws of any such subsidiary or affiliate, or under statute or any insurance or other indemnification policies, or any agreement to which you are a party. In addition, excluded from the release are: (1) any vested rights you may have under the employee benefit plans, programs, or policies of the Company and its affiliates; (2) your rights following the date hereof with respect to any vested equity interests you hold in the Company or any of its past or present affiliates; or (3) your right to enforce the terms of this Agreement and/or the Employment Agreement.

5)                  Rights and Claims Preserved. Nothing in this Agreement limits your right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency, including filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”). To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover, accept, or retain any individual monetary relief or other individual remedies with respect to any matter covered by this Agreement. Nothing in this Agreement prevents you from filing a lawsuit limited to challenging the validity of your waiver of federal age discrimination claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

6)                  OWBPA. The release in paragraph 4 of this Agreement includes a waiver of claims against the Released Parties under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). Therefore, pursuant to the requirements of the ADEA and the OWBPA, you specifically acknowledge that:

(a)	you are and have been advised to consult with an attorney of your choosing concerning the legal significance of this Agreement;

(b)	this Agreement is written in a manner you understand;

(c)	the consideration set forth in paragraph 1 of the Agreement is adequate and sufficient for your entering into this Agreement and consists of benefits to which you are not otherwise entitled;

(d)	you have been afforded twenty-one (21) days to consider this Agreement before signing it, although you may sign it at any time within those 21 days, and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

(e)	you have been advised that during the seven (7) day period after you sign the Agreement, you may revoke your acceptance of this Agreement by delivering written notice to ________________________________, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

7)                  No Admission of Wrongdoing. The Company denies any wrongdoing whatsoever in connection with its dealings with you, including but not limited to your employment and termination. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company.

8)                  Non-Disclosure. The parties understand and agree that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that neither party will reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, with the exception of your immediate family members, creditors and professional representatives or financial/tax advisors, or, with respect to the Company, with the exception of its professional representatives or as otherwise consistent with business need or necessity, or with respect to both parties, in an action to enforce the Agreement’s terms, unless required by subpoena or court order.

9)                  Non-Disparagement. You agree that you will not disparage any of the Released Parties or make or publish any communication that is intended to reflect adversely upon any of them, consistent with paragraph 2(d) of the Employment Agreement. The Company agrees that its Board of Directors will not disparage you or make or publish any communication that is intended to reflect adversely upon you.

10)                No Filing of Claims. You represent that you have not filed, and to the maximum extent permitted by law and except as provided in paragraph 5, you agree that you will not file, any charge, complaint, lawsuit or claim (collectively, “Claim”) with any administrative agency, federal, state or local court (collectively, “Agency”) related in any way to your employment or the separation of your employment with the Company. You further agree that you will not accept, and will not be entitled to retain, any judgment, award, settlement or other payment or other relief resulting from, or related to, any Claim filed with any Agency related in any way to your employment with the Company or the termination of your employment. Nothing in this Agreement prevents you from filing for a state claim of unemployment compensation should you choose to do so.

11)                No Voluntary Cooperation. Except as provided in paragraph 5, and/or unless required to do so by court order or subpoena, you agree that you will not (i) voluntarily make statements, take action, or give testimony adverse or detrimental to the interests of the Company; or (ii) aid or assist in any manner the efforts of any third party to sue or prosecute a claim against the Company. Should you ever be required to give testimony concerning any matter related to your employment with the Company, you agree to provide notice of such compulsory process to _____________________________, within two (2) business days of its receipt so that the Company may take appropriate measures to quash or otherwise defend its interests.

12)                Cooperation with the Company. Upon request of the Company and subject to your reasonable availability, you agree to cooperate with the Company as reasonably necessary and to provide information and/or testimony regarding any current or future litigation arising from actions or events occurring during your employment with the Company.

13)                Reemployment. You agree that you will not seek reemployment with the Company or any current or future parent, subsidiary, or affiliate, except at the request of the Company.

14)                Return of Company Property. You agree that, as a condition precedent to receiving any payment under this Agreement, you will by the Separation Date return all property belonging to the Company, including, but not limited to, corporate credit cards; keys and access cards; documents; tapes; cell phones; computers, laptops, iPhone and other computer equipment and software; and any and all confidential and proprietary information.

15)                Continuing Obligations. You acknowledge that you remain bound by and affirm that you will comply with all continuing obligations under the Employment Agreement, including, but not limited to, those set forth in paragraphs 6 and 7 thereof (pertaining to non-competition, non-solicitation, and confidentiality), and that such compliance is a condition of receipt of the Severance Benefits. You affirm that you have not violated the terms of the Employment Agreement during your employment with the Company.

16)                Return of Consideration in Event of Breach. You agree that receipt of any consideration and all payments under this Agreement is contingent on your full compliance with its terms and conditions. Should you breach any provision of this Agreement (including but not limited to filing a lawsuit based upon any claim covered by this Agreement (but excluding a lawsuit covered by paragraph 5 of this Agreement)) or any continuing obligation under the Employment Agreement (in each case subject to cure as set forth above), the Company shall have the right to recover from you any Severance Benefits already paid, and the Company shall no longer be obligated to provide you any Severance Benefits otherwise due.

17)                Attorneys’ Fees and Jury Waiver. Each party in an action for breach of this Agreement (except for a lawsuit covered by paragraph 5) will be responsible for its own costs and attorneys’ fees. You and the Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

18)                Arbitration. Any dispute, controversy, or difference arising out of, or related to, this Agreement or your employment with the Company shall be resolved by binding arbitration pursuant to paragraph 10 of the Employment Agreement.

19)                Certification of Understanding and Competence. You acknowledge and agree that (a) you have read this Agreement in its entirety; (b) you are competent to understand, and do understand, the content and effect of this Agreement; (c) by entering into this Agreement, you are releasing forever the Released Parties from any claim or liability (including claims for attorney’s fees and costs) arising from your employment with the Company; (d) you are entering this Agreement of your own free will in exchange for the consideration herein, which you agree is adequate and satisfactory; and (e) neither the Company nor the Released Parties have made any representations to you concerning the terms or effect of this Agreement, other than those contained in the Agreement.

20)                Acknowledgments. You acknowledge and agree that (a) except for amounts due under Section 2(b)(v) of the Employment Agreement, you are not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and that you have been fully compensated for all hours worked; (b) you are not aware of any factual basis for a claim that the Company has defrauded the government of the United States or any state; (c) you have incurred no work related injuries; (d) you have received all family or medical leave to which you were entitled under the law; and (e) you have been and hereby are advised to consult with legal counsel of your choice prior to execution and delivery of this Agreement, and that you have done so or voluntarily elected not to do so.

21)                Ownership of Claims. You represent and warrant that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. You further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands which you may have against the Released Parties.

22)                Counterparts. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document.

23)                No Other Understandings. This Agreement, consisting of six (6) pages, together with the Employment Agreement, constitutes the entire Agreement between the parties with respect to its subject matter, and is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns. This Agreement may be amended only by a written agreement signed by you and the Company.

24)                Headings. The headings in this Agreement are for convenience only and are not to be considered a construction of the provisions hereof.

25)                Severability and Governing Law. If any provision of this Agreement is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Agreement and shall not affect the validity or enforceability of the remaining provisions. This Agreement shall be interpreted, enforced and governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions thereof.

26)                Acceptance of Agreement. As provided in paragraph 6(d), the Company is providing you 21 days to consider whether to accept this Agreement (although you may accept it at any time within those 21 days), after which time the offer expires and is withdrawn if you have not yet accepted it. To accept the Agreement, you must sign below and send it to __________________________.

27)                YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED BY LEGAL COUNSEL AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (AND ANY SIMILAR STATUTE OF ANY OTHER STATE), WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

YOU, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

Dated:
[NAME]

Dated:
[NAME]
[TITLE]
Vertex, Inc.